Exhibit 99.3
NUSTAR ENERGY L.P.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Introduction
Unless otherwise indicated, the terms “NuStar Energy,” “NS,” “the Partnership,” “we,” “our” and “us” are used in this report to refer to NuStar Energy L.P., to one or more of our consolidated subsidiaries or to all of them taken as a whole. NuStar GP Holdings, LLC owns our general partner, Riverwalk Logistics, L.P.
The following unaudited pro forma condensed combined consolidated financial statements give effect to our acquisition on May 4, 2017 of all of the issued and outstanding limited liability company interests in Navigator Energy Services, LLC (Navigator) for approximately $1.5 billion (the Navigator Acquisition), subject to customary adjustments at and following closing. Navigator owns and operates crude oil transportation, pipeline gathering and storage assets located in the Midland Basin of West Texas. In order to fund the purchase price, we issued 14,375,000 common units for net proceeds of $657.5 million, including a contribution of $13.6 million from our general partner to maintain its 2% general partner interest, issued $550.0 million of 5.625% senior notes due April 28, 2027 for net proceeds of $543.8 million and issued 15,400,000 of our 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B Preferred Units) for net proceeds of $372.2 million.
The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2016 is presented as if the Navigator Acquisition occurred on that date. The unaudited pro forma condensed combined consolidated statement of income assumes that the Navigator Acquisition occurred on January 1, 2016. The estimates of fair value of the assets acquired and liabilities assumed are based on preliminary assumptions, pending the completion of an independent appraisal and other evaluations as information becomes available to us. However, certain valuations have yet to progress to a state where there is sufficient information for a definitive measurement, including estimates for property, plant and equipment values and values for certain intangible assets. The finalization of the appraisal and full evaluation of the liabilities will result in changes in the valuation of assets acquired and liabilities assumed, and these changes could have a significant impact on the pro forma condensed combined consolidated financial statements as of and for the year ended December 31, 2016.
The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) the audited historical consolidated financial statements of NuStar Energy L.P. included in its Annual Report on Form 10-K for the year ended December 31, 2016; and (ii) the audited historical consolidated financial statements of Navigator as of and for the years ended December 31, 2016 and 2015 included herein. The pro forma adjustments, as described in the notes to unaudited pro forma condensed combined consolidated financial statements, are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the Navigator Acquisition had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The unaudited pro forma condensed combined consolidated financial statements do not give effect to any anticipated cost savings or other financial benefits expected to result from the Navigator Acquisition.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
UNADUITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2016
(Thousands of Dollars)

	NuStar Energy L.P. Historical	Navigator Historical	Pro Forma Adjustments	Notes	NuStar Energy L.P. Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$35,942	$5,914	$643,929	(a)	$37,254
			13,598	(b)
			543,800	(c)
			372,173	(d)
			(4,602)	(e)
			(1,457,181)	(e)
			(116,319)	(f)
Current assets, excluding cash and cash equivalents	341,241	4,761	2,554	(e)	348,556
Total current assets	377,183	10,675	(2,048)		385,810
Property, plant and equipment, net	3,722,283	301,340	95,263	(e)	4,118,886
Intangible assets, net	127,083	40,293	284,707	(e)	452,083
Goodwill	696,637	1,045	750,675	(e)	1,448,357
Deferred income tax asset	2,051	—	—		2,051
Other long-term assets, net	105,308	2,982	(780)	(e)	107,510
Total assets	$5,030,545	$356,335	$1,127,817		$6,514,697
Liabilities and Partners’ Equity

Current liabilities	$289,396	$37,123	$(10,152)	(e)	$262,367
			(54,000)	(f)
Long-term debt	3,014,364	123,505	543,800	(c)	3,495,845
			(62,319)	(f)
			(123,505)	(g)
Deferred income tax liability	22,204	—	—		22,204
Other long-term liabilities	92,964	69	(69)	(h)	92,964
Commitments and contingencies
Partners’ equity:
Preferred limited partners	218,400	—	372,173	(d)	590,573
Common limited partners	1,455,642	—	643,929	(a)	2,099,571
General partner	31,752	—	13,598	(b)	45,350
Accumulated other comprehensive loss	(94,177)	—	—		(94,177)
Members' equity	—	195,638	(195,638)	(h)	—
Total partners’ equity	1,611,617	195,638	834,062		2,641,317
Total liabilities and partners’ equity	$5,030,545	$356,335	$1,127,817		$6,514,697

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2016
(Thousands of Dollars, Except Unit and Per Unit Data)

	NuStar Energy L.P. Historical	Navigator Historical	Pro Forma Adjustments	Notes	NuStar Energy L.P. Pro Forma Combined
Revenue	$1,756,682	$26,250	$—		$1,782,932
Costs and expenses:
Cost of product sales	633,653	—	—		633,653
Operating expenses	448,367	8,522	—		456,889
General and administrative expenses	98,817	7,496	—		106,313
Depreciation and amortization expense	216,736	12,035	3,319	(i)	262,804
			30,845	(j)
			(131)	(k)
Total costs and expenses	1,397,573	28,053	34,033		1,459,659
Operating income (loss)	359,109	(1,803)	(34,033)		323,273
Interest expense, net	(138,350)	(3,192)	(28,492)	(l)	(166,842)
			3,192	(g)
Other expense, net	(58,783)	(1,940)	—		(60,723)
Income (loss) before income tax expense	161,976	(6,935)	(59,333)		95,708
Income tax expense	11,973	71	—	(m)	12,044
Net income (loss)	$150,003	$(7,006)	$(59,333)		$83,664

Basic and diluted net income per common unit:	$1.27			(n)	$0.06
Basic weighted-average common units outstanding	78,080,484		14,375,000	(n)	92,455,484
Diluted weighted-average common units outstanding	78,113,002		14,375,000	(n)	92,488,002

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments:

(a) To reflect the issuance of 14,375,000 of our common units at a price of $46.35 per unit for net proceeds of $643.9 million.

(b) To reflect a capital contribution from our general partner of $13.6 million to maintain its 2% general partner interest.

(c) To reflect the sale of $550.0 million of 5.625% senior notes due April 28, 2027 for net proceeds of $543.8 million.

(d) To reflect the sale of 15,400,000 of our Series B Preferred Units representing limited partner interests at a price of $25.00 per unit for net proceeds of $372.2 million.

(e) The unaudited pro forma condensed combined consolidated financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed from Navigator based on our best estimates of fair value of those assets and liabilities as of May 4, 2017. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes. The following table shows the preliminary allocation of the purchase price for the Navigator Acquisition:

	Preliminary Purchase Price Allocation	Navigator Historical	Pro Forma Adjustment
	(Thousands of Dollars)
Cash and cash equivalents	$1,312	$5,914	$(4,602)
Current assets, excluding cash and cash equivalents	7,315	4,761	2,554
Property, plant and equipment, net	396,603	301,340	95,263
Intangible assets, net	325,000	40,293	284,707
Goodwill	751,720	1,045	750,675
Other long-term assets, net	2,202	2,982	(780)
Current liabilities	(26,971)	(37,123)	10,152
Preliminary purchase price allocation	$1,457,181
The acquired property, plant and equipment mainly consists of recently constructed assets. As such, we used the carrying value of the property, plant and equipment as of the closing date for the preliminary purchase price allocation and in the pro forma financial information. We estimated the fair value of the acquired intangible assets by discounting the estimated net cash flows from customer contracts. The values used in the purchase price allocation above and useful life calculations are preliminary and subject to change, and that change may be significant, after we finalize our review of the specific types, nature and condition of Navigator’s property, plant and equipment and intangible assets and pending the completion of an independent appraisal. A change in the value used for property, plant and equipment or intangible assets would cause a corresponding increase or decrease in goodwill.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(f) To reflect the repayment of debt from the excess proceeds from the senior note and unit issuances, as the total proceeds exceeded the purchase price for the Navigator Acquisition. The following table details the sources of cash to fund the Navigator purchase price (in thousands of dollars, except unit and percentage data):

April 2017 issuance of 14,375,000 common units	$643,929
April 2017 contributions from our general partner	13,598
April 2017 issuance of 5.625% senior notes, net of issuance costs	543,800
April 2017 issuance of 15,400,000 Series B Preferred Units	372,173
Total proceeds	1,573,500
Repayment of debt	(116,319)
Preliminary purchase price	$1,457,181

(g) To reflect the repayment of Navigator's debt, which occurred at closing of the Navigator Acquisition, as well as to reflect the elimination of the associated interest expense.

(h) To reflect the elimination of Navigator's members' equity and other long-term liabilities that we did not assume in the Navigator Acquisition.

(i) To adjust historical depreciation expense for the preliminary purchase price allocation to property, plant and equipment based on an average estimated useful life of 25 years, no salvage value and nondepreciable land and construction in progress of $57.4 million.

(j) To adjust historical amortization expense for the preliminary purchase price allocation to intangible assets, which consist primarily of customer contracts and relationships, with an average estimated useful life of 10 years.

(k) To reflect the elimination of Navigator's historical amortization of goodwill.

(l) To reflect interest expense attributable to (i) the issuance of our 5.625% senior notes, (ii) the amortization of debt issuance costs and (iii) the repayment of debt with the excess proceeds reflected in the table in adjustment (f) above. The interest rate of the debt repaid is assumed to be 2.6%. An increase or decrease of 0.125% in the assumed interest rate on the repayment of debt would change pro forma interest expense by a negligible amount.

(m) The pro forma adjustments to the statements of income have not been tax-effected as the effect on income tax is not material.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(n) To adjust net income per unit for (i) pro forma net income, (ii) distributions for the Series B Preferred Units issued, (iii) distributions for the 14,375,000 common units issued and (iv) the increase in the distribution to the general partner as a result of the 14,375,000 common unit issuance. Our general partner amended and restated our partnership agreement in connection with the Navigator Acquisition to waive up to an aggregate $22.0 million of the quarterly incentive distributions to our general partner for any NS common units issued from the date of the Navigator purchase and sale agreement (other than those attributable to NS common units issued under any equity compensation plan), for a period of ten consecutive quarters, starting with distributions earned for the period in which the acquisition closes. As such, net income was not allocated to the general partner for incentive distributions for the 14,375,000 common units issued to finance the Navigator Acquisition. The basic and diluted weighted-average common units outstanding were adjusted for the issuance of the 14,375,000 common units.

	NuStar Energy L.P. Historical	Pro Forma Adjustments	NuStar Energy L.P. Pro Forma Combined
	(Thousands of Dollars, Except Unit and Per Unit Data)
Net income attributable to NuStar Energy L.P.	$150,003	$(66,339)	$83,664
Less: Distributions to general partner (including incentive distribution rights)	51,284	1,286	52,570
Less: Distributions to common limited partners	342,598	62,963	405,561
Less: Distributions for preferred limited partners	1,925	29,356	31,281
Less: Distribution equivalent rights to restricted units	2,697	—	2,697
Distributions in excess of earnings	$(248,501)	$(159,944)	$(408,445)

Net income attributable to common units:
Distributions to common limited partners	$342,598	$62,963	$405,561
Allocation of distributions in excess of earnings	(243,530)	(156,745)	(400,275)
Total	$99,068	$(93,782)	$5,286

Basic weighted-average common units outstanding	78,080,484	14,375,000	92,455,484
Diluted weighted-average common units outstanding	78,113,002	14,375,000	92,488,002

Basic and diluted net income per common unit	$1.27		$0.06